[Letterhead of Deloitte & Touche LLP]


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Public Service Enterprise Group Incorporated, Enterprise Capital Trust II and Enterprise Capital Trust III on Form S-3 of our report dated February 13, 1998 appearing in the 1997 Annual Report on Form 10-K of Public Service Enterprise Group Incorporated and to the reference to us under the heading "Experts" in the Prospectuses, which are part of this Registration Statement.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey
May 14, 1998